Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 14, 2017
Registration Statement Nos. 333-205966 and
333-205966-07

$1.845bln Ford Credit Auto Owner Trust 2017-C
Joint Leads : BofAML, LL, MIZ, SG, TD
Co-Manager : BBS, USB
Selling Group: DXL, GPS, WC

CL	$SIZE(MM)	WAL	EXP	LGL	S/F	BENCH	YLD	PRICE	CPN
A1	278.600	0.20	4/18	11/15/18	A-1+/F1+	Yield%	1.47%	100.00000	1.47
A2A	525.100	0.92	6/19	9/15/20	AAA/AAA	EDSF	+12	99.99165	1.80
A2B	215.000	0.92	6/19	9/15/20	AAA/AAA	1mLr	+12	100.00000
A3	557.300	2.18	10/20	3/15/22	AAA/AAA	iSwaps	+13	99.98197	2.01
A4	177.380	3.23	4/21	3/15/23	AAA/AAA	iSwaps	+17	99.98379	2.16
B	55.370	3.40	4/21	4/15/23	AA+/AA	iSwaps	+35	99.97913	2.35
C	36.910	3.40	4/21	5/15/24	AA/A	iSwaps	+50	99.98411	2.50

BILL & DELIVER	:	BofAML		BBG TICKER	:	FORDO 2017-C
EXPECTED RATINGS	:	S&P/Fitch		REGISTRATION	:	PUBLIC
EXPECTED SETTLE	:	11/21/17		FIRST PAY DATE	:	12/15/17
ERISA ELIGIBLE	:	YES		PXG SPEED	:	1.4% ABS to 10% CALL
DENOMS	:	$1k/$1k

CUSIPS	:	A-1:	34532A AA1
		A-2a:	34532A AB9
		A-2b:	34532A AC7
		A-3:	34532A AD5
		A-4:	34532A AE3
		B:	34532A AF0
		C:	34532A AG8

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.  The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.